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                                                                      Exhibit 11


                        COMPUTATION OF PER SHARE EARNINGS

         The table below presents information necessary for the computation of loss per share of the common stock, on both a primary and fully diluted basis, for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995. The computations below reflect the 1 for 5 Reverse Stock Split effective June 30, 1998.
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

                                                SIX MONTHS ENDED
                                                    JUNE 30                               YEAR ENDED DECEMBER 31
                                                    -------                               ----------------------

                                             1998              1997              1997             1996              1995
                                             ----              ----              ----             ----              ----

Net loss applicable to share of
Common Stock and Common
Stock equivalents                        $ (538,690)       $ (545,692)     $ (1,708,418)      $ (733,973)     $ (1,440,003)

Average number of shares of
Common Stock Outstanding                   1,968,891         1,907,054         1,964,351        1,700,991         1,548,542
Common Stock equivalents                   1,425,404           283,293         1,425,404          283,293           190,333
Total shares of Common Stock
and Common Stock equivalents               3,394,295         2,190,347         3,389,755        1,984,284         1,738,875

Primary loss per share of
Common Stock                                 $ (.27)           $ (.29)           $ (.87)          $ (.43)           $ (.93)

Fully diluted loss per share of
Common Stock                                 $ (.16)           $ (.25)           $ (.50)          $ (.37)           $ (.83)

--------------

         Common Stock equivalents are considered anti-dilutive because of the net losses incurred by the Company.


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